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                                   EXHIBIT 11

                          AIRGAS, INC. AND SUBSIDIARIES

                         EARNINGS PER SHARE CALCULATIONS

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
                                                         Years Ended March 31,
(In thousands, except per share amounts)                2005      2004      2003
                                                      --------  --------  --------
Weighted Average Shares Outstanding:

     Basic shares outstanding                           74,900    72,800    70,500

     Stock options and warrants - incremental shares     2,100     1,900     1,800
                                                      --------  --------  --------

     Diluted shares outstanding                         77,000    74,700    72,300
                                                      ========  ========  ========

Net earnings                                          $ 92,022  $ 80,192  $ 68,105
                                                      ========  ========  ========

Basic earnings per share:
 Net earnings per share                               $   1.23  $   1.10  $    .97
                                                      ========  ========  ========

Diluted earnings per share:
 Net earnings per share                               $   1.20  $   1.07  $    .94
                                                      ========  ========  ========
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